Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the common shares beneficially owned by each of them, of iKang Healthcare Group, Inc., a corporation organized and existing under the laws of the Cayman Islands. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 5th day of April, 2018

MR. BOQUAN HE

By:	/s/ Boquan He

TOP FORTUNE WIN LTD.

By:	/s/ Boquan He
Name: Boquan He
Title: Director

[Signature Page to Joint Filing Agreement]